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                                                                 Exhibit 23.1

                           Independent Auditors' Consent

The Board of Directors
Select Comfort Corporation:

  We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-70493) of Select Comfort Corporation, of our reports dated January 22, 1999 relating to the consolidated balance sheets of Select
Comfort Corporation and subsidiaries, as of January 2, 1999 and January 3, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended January 2, 1999, which reports appear in the January 2, 1999, Annual Report on Form 10-K of Select Comfort Corporation, which is incorporated by reference in the registration statement.


/s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 31, 1999